EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the ''Agreement"), signed as of the date below, effective as of the 17th day of February, 2025, by and between Blue Bird Body Company, a Georgia corporation, and, Blue Bird Corporation, a Delaware corporation (collectively, “Blue Bird” or the ''Company") and John F. Wyskiel (the "Executive").

WHEREAS, the Company and the Executive (each a ''Party” and together the "Parties") wish to enter into this Agreement pursuant to which the Company will employ the Executive.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Parties agree as follows:

1.Employment and Acceptance. The Company shall employ the Executive, and the Executive accepts such employment, subject to the terms of this Agreement, as of February 17, 2025 (the ''Effective Date”).

2.Term. Subject to earlier termination pursuant to Section 5 of this Agreement, this Agreement and the employment relationship hereunder shall continue from the Effective Date until the first (1st)
anniversary of the Effective Date (the “Initial Term”), and shall automatically renew for successive 12-month intervals thereafter (each, a “Renewal Term”) unless either Party shall have given at least sixty (60) days advance written notice prior to the expiration of the Initial Term or any Renewal Term to the other that it does not wish to extend the Term. As used in this Agreement, the "Term” shall refer to the period beginning on the Effective Date and ending on the date this Agreement terminates in accordance with this Section 2 or Section 5.

3.Duties and Title.

3.1Title. The Company shall employ the Executive to render services as described herein to the Company on a full time basis. Commencing on the Effective Date, the Executive shall serve as President and Chief Executive Officer (“CEO”) of the Company and shall, unless otherwise determined by the Board of Directors of the Company (the "Board) be appointed to and remain on the Board.

3.2Authority and Responsibilities. As CEO, the Executive will have such authority and responsibilities and will perform such executive duties as may be assigned to him by the Board, including without limitation performing services for affiliates of the Company and its subsidiaries. The Executive will devote substantially all of his full working time and attention to the performance of such duties and to the promotion of the business and interests of the Company. In order to effectively carry out the duties set forth in this Agreement, the Executive shall reside in the Macon, Georgia area (and agrees to relocate there by the end of calendar year 2025), and maintain a primary office at the Company's corporate offices, and agrees to be physically present at such offices to the extent necessary to effectively fulfill his responsibilities under this Agreement.

4.Compensation and Benefits. As compensation for all services rendered pursuant to this Agreement. the Company shall provide to the Executive the following during the Term:

4.1Base Salary. As of the Effective Date, the Company will pay to the Executive an annual base salary of Eight Hundred Fifty Thousand Dollars ($850,000) annually (prorated for 2025) payable in accordance with the customary payroll practices of the Company. The Base Salary shall be subject to adjustment from time to time, as determined by the Board or its designee in its sole discretion. For purposes of this Agreement, "Base Salary" shall mean Executive's base salary as adjusted.

4.2Annual Bonus. For each fiscal year of the Company ("Fiscal Year") during the Term, the Executive shall be eligible to receive an annual variable bonus payment with a target gross amount of 125% of Base Salary (the "Annual Bonus" or the “MIP”), prorated for the Fiscal Year of commencement of employment. The actual amount of the Annual Bonus payment, if any, shall be based on the operational performance of the Company and be subject to achievement of financial or other targets as set by the Board or its designee at the beginning of the Fiscal Year. If such targets are fully achieved, the Executive shall be entitled to payment of the Annual Bonus at the percentages approved by the Board. If the targets are under-achieved or over-achieved, the Annual Bonus shall be reduced or increased, as determined by, and in the sole discretion of, the Board or its designee. The formula for calculating the precise bonus payment shall be determined by the Board or any committee thereof designated by the Board for such purpose in consultation with the Executive. The Annual Bonus payment shall be due on the earlier of (i) thirty (30) days after the approval by the Board or the consolidated financial statements of the Company and (ii) the date on which the Company pays annual bonuses to other members of senior management; provided that, in no event will an Annual Bonus be paid later than the 15th day of the third (3rd) month following the end of the calendar year in which such Fiscal Year ends.

4.3Participation in Employee Benefit Plans. The Executive shall be entitled, if and to the extent eligible, to participate in all of the applicable benefit plans of the Company, which may be available to other senior executives of the Company, provided that in lieu of the standard disability and life insurance provided to senior management by the Company, the Executive will be provided, at the Company’s expense, with life insurance and disability benefits in the amount of three (3) times his Base Salary at the date of commencement of employment from a designated carrier to be determined by the Board or its designee. With respect his anticipated move to the Macon, Georgia area, the Company will reimburse Executive for the reasonable rental expense of temporary housing for up to twelve (12) months from the Effective Date. The Company acknowledges and agrees that Executive will be permitted periodic travel to and from his out-of-state residence during such relocation period. Further, the Executive will be paid a onetime cash payment of One Hundred Thousand Dollars ($100,000), grossed up to cover applicable taxes, to cover other moving expenses.

4.4Expense Reimbursement. The Executive shall be entitled to receive reimbursement for all appropriate traveling and other business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time.

4.5Participation in the Equity Plan. On or as soon as administratively practicable after the Effective Date, the executive, pursuant to the terms of the Company’s Amended and Restated 2015 Omnibus Equity Incentive Plan (as amended or updated from time to time, the “Equity Plan”) will be eligible to participate in the Company’s Equity Award Plan.

The Executive will be entitled to a Long-Term Incentive (LTI) target of 250% of current base salary, prorated for the Fiscal Year of commencement of employment, granted in the form of restricted stock units (RSUs) that will be eligible to vest over a three-year period on subsequent anniversary dates of the grant date

(except for the RSUs for the initial fiscal year of service, which shall be awarded upon commencement of employment, but shall have adjusted vesting schedules to match the fiscal year LTI award dates for other participants in the Equity Plan) and subject to Executive’s continued employment as of each vesting date, with eligibility for additional awards appropriate for the Company's President and CEO position, as determined by the Board or its designee in its sole discretion. Based upon the Equity Plan approved for fiscal year 2025, upon achievement of Annual Operating Plan (“AOP”) targets, Executive’s LTIP will pay at a value of 100% of target (prorated for fiscal year 2025), 50% of which shall be time vested RSUs and 50% of which shall be performance based RSUs. The Executive's participation in the Equity Plan and rights thereunder shall be subject to the terms of the Equity Plan, this Agreement and any applicable grant or other agreements under the Equity Plan as determined by the Board or its designee.

(a)In the event there is a Change in Control (as defined below) involving the Company during the period of such vesting scheduled and while the Executive remains employed by the Company, all remaining unvested Restricted Shares (“RSUs”) and Stock Options will fully vest upon the Change in Control. For purposes of this Agreement, “Change in Control” means a change in control as such term is defined in the Equity Plan.

4.6D&O Insurance. During the Term, the Company will obtain and maintain, at the Company’s sole cost and expense, D&O insurance coverage for the benefit of the directors and officers of the Company, the amount of coverage and designated carrier to be determined by, and in the sole discretion of, the Board or its designee.

4.7Vacation. Under the Company’s vacation policy, employees accrue vacation over time (i.e., on an earn-as-you-go basis). From the start of employment, the Executive will accrue vacation at a rate of 20 days (4 weeks) per year, subject to all of the other terms of the Company’s vacation policy.

4.8Personal Tax Preparation. The Company will pay the reasonable expense of Executive’s personal tax preparation, up to but not to exceed $25,000 annually. The Executive is entitled to use his current tax preparer (Vialto located in Toronto, Canada) for personal tax preparation purposes.

4.9Sign-on Bonus.

(a)The Executive shall receive a sign-on bonus in form of a one-time cash payment in the amount of Two Hundred Fifty Thousand Dollars ($250,000) payable within thirty (30) days of commencement of employment.

(b)As additional sign-on bonus the Executive will receive an RSU grant, vesting in three tranches, such grant to be in the total amount of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) (based upon the Company’s closing stock price on the first trading day of the Executive’s employment). Except as otherwise provided in the Change in Control Plan, this award shall vest 33% on 12/02/2025 (the “First Tranche”), 33% on 12/01/2026 (the “Second Tranche”), and 34% on 11/30/2027 (the “Third Tranche”), subject to the Executive’s continued employment through each such vesting date and subject to the terms of an award agreement to be provided by the Compensation Committee that will contain other terms applicable to the award. Provided, however, upon notice of termination without cause any time prior to 12/01/2026, and not in the course of a Change-in-Control event, all RSUs of the First Tranche and Second Tranche shall immediately vest upon such termination. Upon notice of termination without cause any time after 12/01/2026 but before 11/30/2027, and not in the course of a Change-in-Control event, all RSUs of the Third Tranche shall be forfeited. All tranches of this sign-on bonus shall vest upon a Change-in-Control event. In the event of termination for cause or voluntary resignation by the Executive, any unvested RSUs associated with this sign-on bonus shall be immediately forfeited.

5.Termination of Employment.
5.1By the Company for Cause or by the Executive. If: (i) during the Term the Company terminates the Executive's employment with the Company for Cause (as defined below) or (ii) the Executive terminates his employment for any reason, provided that the Executive shall be required to give the Company at least Sixty (60) days prior written notice of any termination of employment, the Executive or the Executive's legal representatives (as appropriate), shall be entitled to receive the following:

(a)the Executive's accrued but unpaid Base Salary to the effective date of termination and any employee benefits the Executive may be entitled to pursuant to the employee benefit plans of the Company; and

(b)expenses reimbursable under Section 4.4 incurred but not yet reimbursed to the Executive to the effective date of termination;

For the purposes or this Agreement. "Cause" means: (i) conviction of or plea of nolo contendere to a felony by the Executive; (ii) acts of dishonesty by the Executive resulting or intending to result in personal gain or enrichment at the expense of the Company or its subsidiaries or the affiliates of the Company and their subsidiaries; (iii) the Executive's material breach of his obligations under this Agreement; (iv) conduct by the Executive in connection with his duties hereunder that is fraudulent, unlawful or grossly negligent, including, but not limited to, acts of discrimination; (v) engaging in personal conduct by the Executive (including but not limited to employee harassment or discrimination, the use or possession at work of any illegal controlled substance) which seriously discredits or damages the Company or its subsidiaries or the affiliates of the Company and their subsidiaries; (vi) contravention of specific lawful direction from the Board or its designee or continuing inattention to or continuing failure to adequately perform the duties to be performed by the Executive under the terms of Section 3 of this Agreement or (vii) breach of the Executive's covenants set forth in Section 5.5 or Section 6 below before termination of employment; provided, that, the Executive shall have fifteen (15) days after notice from the Company to cure the deficiency leading to the Cause determination (except with respect to (i) above), if curable. A termination for “Cause" shall be effective immediately (or on such other date determined by the Company).

The Executive's employment pursuant to this Agreement shall terminate automatically on and as of the expiration date of the Term (including any extensions) as described in Section 2. Upon such expiration, the restrictions described in Section 5.5 and Section 6, and related provisions of this Agreement including without limitation Section 7, shall survive such termination and remain in effect by their terms.

5.2Termination by the Company Without Cause or if the Company Elects not to Extend the Term. If during the Term the Company terminates the Executive's employment without Cause (which may be done at any time without prior notice), or if the Company elects not to extend the Executive's employment beyond the expiration of the Initial Term or any Renewal Term, the Executive shall receive the severance payments set forth in this Section 5.2 (in addition to the payments upon termination specified in Section 5.1) upon execution without revocation of a valid release agreement in a form reasonably acceptable to the Company:

(a) the unpaid portion of the Annual Bonus, if any, relating to the Fiscal Year prior to the Fiscal Year of the termination by the Company without Cause payable in accordance with Section 4.2;

(b) continued payment of the Executive's Base Salary, payable in accordance with the Company's payroll policy, for a period commencing on the date of termination and ending twelve (12) month anniversary of the date of termination;

(c) reimbursement of the cost of continuation coverage of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA'") for a maximum of twelve (12) months to the extent Executive elects such COBRA continuation coverage and is eligible and subject to the terms of the health plan and the law; provided, that such reimbursement shall cease to the extent that the Executive is eligible for health benefits from a new employer; and

(d)an amount equal to the Executive’s annual MIP payment at 100% of target.

The Company shall have no obligation to provide the severance benefits set forth above in this Section 5.2 in the event that Executive breaches the provisions of Section 6.

5.3Termination Without Cause Upon a Change in Control. If during the Term the Company terminates the Executive's employment without Cause at any time within six (6) months preceding or twelve (12) months following a Change in Control (as defined above in Section 4.5(a)), the Executive shall receive all payments and benefits described above in Section 5.2, except that with respect to continued payment of Base Salary described in 5.2(b), clause (ii) thereof shall read "the twenty-four (24) month anniversary of the date of termination," upon execution without revocation of a valid release agreement in a form reasonably acceptable to the Company. In lieu of this compensation, Executive shall be entitled to the benefits of any applicable Company Change-in-Control Severance plan that may be in effect at that time, if such plan is deemed more advantageous for Executive.

5.4Removal from any Boards and Position. If the Executive's employment is terminated or Executive resigns for any reason under this Agreement, voluntarily or involuntarily, he shall be deemed to resign, effective as of the date of termination, (i) if a member, from the Board or board of directors of any subsidiary of the Company or any affiliate of the Company and its subsidiaries, any Joint Venture, or any other board to which he has been appointed or nominated by or on behalf of the Company and (ii) from any position with the Company or any subsidiary of the Company or any affiliate of the Company and its subsidiaries, and any Joint Venture, including, but not limited to, as an officer of the Company and any of its subsidiaries or the affiliates of the Company and their subsidiaries, and any Joint Venture.

5.5Nondisparagement. The Executive agrees that he will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company, its parent, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. The Company agrees that its owners and officers will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Executive. "Disparaging" remarks, comments or statements are those that materially impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

6.Restrictions and Obligations of the Executive.

6.1Confidentiality.
(a)During the course of the Executive's employment by the Company and service to the Company, the Executive will have access to certain trade secrets and confidential information relating to the Company, its directors, officers, members, shareholders, investors, affiliates, partners and any parents, subsidiaries or other affiliates of the Company (the "Protected Parties") which is not readily available from sources outside the Company. The confidential and proprietary information and in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data) and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as ''Confidential Information"), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties, provided, however, that Confidential Information shall not include information that: (i) lawfully is or becomes generally available to the public, or readily ascertainable within the Business industry, other than as a result of a breach or violation by the Executive of a contractual or other duty owed to the Company; or (ii) was already lawfully in the possession of, or developed by, Executive prior to his employment without use of or reference to Company’s Confidential Information. The Executive acknowledges that such Confidential information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Executive shall hold in a fiduciary capacity for the benefit or the Protected Parties all Confidential information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or its subsidiaries and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Except as required by law or an order of a court or governmental agency with jurisdiction, the Executive shall not, during the period the Executive is employed by the Company or its subsidiaries or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Executive use it in any way, except in the course of the Executive's employment with, and for the benefit of, the Protected Parties or to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclose, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information.

(b)All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement. "Business" shall be as defined in Section 6.4 hereof), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the

Company and its subsidiaries, and, if applicable, the affiliates of the Company and their subsidiaries, whether prepared by the Executive or otherwise coming into the Executive's possession, shall remain the exclusive property of the Company and its subsidiaries and, if applicable, the affiliates of the Company and their subsidiaries, and the Executive shall not remove any such items from the premises of the Company and its subsidiaries, and, if applicable, the affiliates of the Company and their subsidiaries, except in furtherance of the Executive's duties under any employment agreement.

(c)It is understood that while employed by the Company or its subsidiaries, the Executive will promptly disclose to it, and assign to it the Executive's interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executives employment. At the Company's request and expense, the Executive will assist the Company and its subsidiaries and, if applicable, the affiliates of the Company and their subsidiaries, during the period of the Executive's employment by the Company or its subsidiaries and, if applicable, the affiliates of the Company and their subsidiaries, and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

(d)As requested by the Company and at the Company's expense, from time to time and upon the termination of the Executive's employment with the Company for any reason, the Executive will promptly deliver to the Company and its subsidiaries and, if applicable, the affiliates of the Company and their subsidiaries, all copies and embodiments, in whatever form, of all Confidential Information in the Executive's possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential information) irrespective of the location or form of such material. If requested by the Company, the Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

6.2No-Solicitation or Hire. During the Term, any extended employment period thereafter and for a period of twelve (12) months following the termination of the Executive's employment for any reason, the Executive: (a) shall not directly or indirectly solicit or attempt to solicit or induce, directly or indirectly, any party who is a customer of the Company, or who was a customer of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the date the Executive’s employment terminates, for the purpose of marketing, selling or providing to any such party services or products offered by or available from the Company or its subsidiaries (provided that if the Executive intends to solicit any such party for any other purpose, he shall notify the Company of such intention and receive prior written approval from the Company), (b) shall not directly or indirectly solicit or attempt to solicit or induce, directly or indirectly, any supplier to Company or any subsidiary to terminate, reduce or alter negatively its relationship with the Company or any subsidiary or in any manner interfere with any agreement or contract between the Company or any subsidiary and such supplier or (c) shall not, either directly, or on behalf of any other person or any entity in competition with the Business of the Company or any of its subsidiaries, hire, offer employment to, or otherwise directly, or indirectly, solicit or attempt to solicit or induce, directly or indirectly the employment of any employee of the Company or any of its subsidiaries or any person who was an employee of the Company or any of its subsidiaries during the twelve (12) month period immediately prior to the date the Executive's employment terminates to terminate such employee's employment relationship with the Protected Parties.

6.3Non-Competition. The Executive acknowledges that by reason of the character and nature of the Company’s business activities and operations, and further by reason of the scope of the nationwide territory in which the Executive will perform the Services, in order to protect the Company’s legitimate business interests it is necessary for the Executive to agree not to engage in certain specified activities in such territory at any time during the Term and for a period of time thereafter. Therefore, at all times during the Term, and for a period of twelve (12) months thereafter, the Executive will not, directly or indirectly, within the Territory (as defined below), (a) for himself, (b) as a consultant, manager, supervisor, employee or owner of a Competing Business (as defined below), or (c) as an independent contractor for a Competing Business, engage in any business in which the Executive provides services of the type conducted, authorized, offered or provided by Executive to or on behalf of the Company within twelve (12) months prior to termination. “Competing Business” or “Business” shall mean any person, business or entity who or which sells, markets or distributes products and/or sells, furnishes or provides services substantially the same as those sold, marketed, distributed, furnished or supplied by the Company during the Term. Given the nationwide geographic area over which Executive shall have managerial and supervisory responsibilities, “Territory” shall mean the United States of America and Canada. The Executive agrees that he and the Company may amend the definition of "Territory" from and after the date hereof to reflect any significant contraction or expansion of the geographical area in which he performs the Services. Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manage, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).

6.4Property. The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company or its subsidiaries or, if applicable, the affiliates of the Company and their subsidiaries are the sole property or the Company and its subsidiaries or, if applicable, the affiliates or the Company and their subsidiaries (''Company Property"). During the Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries or, if applicable, the affiliates of the Company and their subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the Business, except in furtherance of his duties under the Agreement. When the Executive's employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

7.Remedies; Specific Performance. The Parties acknowledge and agree that the Executive's breach or threatened breach of any of the restrictions set forth in Section 5.5 and Section 6 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to seek equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. The Executive hereby consents to the grant of an injunction (temporary or otherwise) against the Executive or the entry of any other court order against the Executive prohibiting and enjoining him from violating, or directing him to comply with any provision of Section 5.4 and Section 6. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against him for such breaches or threatened or attempted breaches. In addition, without limiting the Protected Parties' remedies for any breach of any restriction on the Executive set forth in Section 5.5 and Section 6, except as required by law, the Executive shall not be entitled to any payments set forth in Section 5.2 hereof if the Executive has breached the covenants applicable to the Executive contained in Section 5.5 or Section 6, and, if ordered by a court of competent jurisdiction, the Executive will immediately return to the Protected Parties any such payments previously received under Section 5.2 and Section 5.3 upon such a breach, and in the event of such breach, the Protected Parties will have no obligation to pay any of the amounts that remain payable by the Company under Section 5.2 or Section 5.3.

8.Indemnification. The Company agrees, to the extent permitted by applicable law and its organizational documents, to indemnify, defend and hold harmless the Executive from and against any and all losses, suits, actions, causes of action, judgments, damages, liabilities, penalties, fines, costs or claims of any kind or nature (''Indemnified Claim''), including reasonable legal fees and related costs incurred by Executive in connection with the preparation for or defense of any indemnified Claim, whether or not resulting in any liability, to which Executive may become subject or liable or which may be incurred by or assessed against Executive, relating to or arising out of his employment by the Company or the services to be performed pursuant to this Agreement, provided that the Company shall only defend, but not indemnify or hold Executive harmless, from and against an indemnified Claim in the event there is a final, non-appealable, determination that Executive's liability with respect to such indemnified Claim resulted from Executive's willful misconduct or gross negligence. The Company's obligations under this section shall be in addition to any other right, remedy or indemnification which Executive may have or be entitled to at common law or otherwise.

9.Other Provisions.
9.1Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:
(a)If the Company, to:

Blue Bird Body Company 3920 Arkwright Road
Suite 200
Macon, GA 31210
Attention: Ted M. Scartz Telephone: (478) 822-2429 Email: ted.scartz@Blue-Bird.com

(b)If the Executive, to the Executive's home address reflected in the Company’s records.

9.2Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

9.3Representations and Warranties by Executive. The Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit the

Executive's ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

9.4Agreement to Comply with Company Policies and Requirements. The Executive agrees to comply with all applicable Company policies and requirements in effect from time to time, including but not limited to those relating to insider trading, corrupt practices, health and safety, harassment, discrimination, political contributions, conflicts of interest, gifts and entertainment, technology, confidentiality, and travel and expense reimbursements. Without limiting the foregoing, Executive acknowledges that prior to commencement of employment he will have reviewed, and agrees to abide by upon commencement of employment, the Company’s Code of Conduct and Ethics Policy and all associated policies.

9.5Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.6Governing Law, Dispute Resolution and Venue.
(a)This Agreement shall be governed and construed in accordance with the laws of the State of Georgia, without regard to conflicts of laws principles.

(b)The Parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in Macon, Georgia, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion. as a defense or otherwise. in any such suit, action, or proceeding. any claim that it is not personally subject to the jurisdiction of the above- named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts.

(c)THE PARTIES HERETO HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, INTERPRETATION OR ENFORCEMENT HEREOF. THE PARTIES HERETO AGREE THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND WOULD NOT ENTER INTO THIS AGREEMENT IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.

9.7Section 409A

(a)The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A or the Internal Revenue Code or 1986, as amended, and the Treasury regulations and guidance promulgated thereunder (collectively "Code Section 409A"), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on the Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered "nonqualified deferred compensation" under Code Section 409A upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes or any such provision of this Agreement. references to a "termination,'' "termination of employment'' or like terms shall mean "separation from service." If the Executive is deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard 10 any payment or the provision or any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a "separation from service," such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such "separation from service" of the Executive, and (ii) the date of the Executive's death (the "Delay Period''). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Subsection 11(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject 10 liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, and (iii) such payments shall be made on or before the last day of the Executive's taxable year following the taxable year in which the expense occurred. For purposes of Code Section 409A. the Executive's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g. ·'payment shall be made within thirty (30) days following the date of termination"). the actual date of payment within the specified period shall be within the sole discretion of the Company.

9.8Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

9.8.1Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

9.9Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority lo be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Executive acknowledges that the restrictive covenants contained in Section 6 are a condition of this Agreement and arc reasonable and valid in temporal scope and in all other respects.

9.10Judicial Modification. If any court determines that any of the covenants in Section 6, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision. such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

9.11Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board or its designee to satisfy all obligations for the payment of such withholding taxes.

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year dated below.

Executive:
/s/ Jean Wyskiel

Feb 14, 2025
Date

Blue Bird Body Company and Blue Bird Corporation
By:	/s/ Douglas J. Grimm
Name:	Douglas J. Grimm
Title	Chairman of the Board